Exhibit 10.16

MANAGEMENT AGREEMENT

THIS AGREEMENT is dated effective January 1, 2013.

BETWEEN:	LYNDEN ENERGY CORP. a company duly continued under the laws of British Columbia having an office at 2150 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, Canada

(the “Company”)

AND:	COLIN WATT, of

(the “Executive”)

WITNESSES THAT WHEREAS:

A.	The Company is a public company currently listed on the TSX Venture Exchange (the “Exchange”), carrying on the business of acquiring, exploring and developing petroleum and natural gas properties;

B.	The Executive presently provides services to the Company as Chief Executive Officer, President and Corporate Secretary;

C.	The parties wish to update the terms of the Executive’s engagement with the Company;

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.	ENGAGEMENT OF EXECUTIVE

1.1 Effective Date. This Agreement shall become effective as of January 1, 2013 (the “Effective Date”) and supercedes all previous agreements entered into between the parties concerning the Executive’s provision of services to the Company.

1.2 Position. The Company agrees to continue to retain the Executive, and the Executive agrees to continue to serve, as the Chief Executive Officer, President and Corporate Secretary.

1.3 Term. The term of this Agreement and engagement of the Executive shall be for an initial term of 36 months following the Effective Date, provided that this Agreement may be terminated by either party as provided herein. The term of this Agreement may be extended from time to time by mutual agreement of the parties in writing.

1.4 Duties and Reporting. The Executive shall report to and be directly responsible to the Board of Directors (the “Board”) of the Company. The Executive will have the duties and authorities commonly associated with the Executive’s offices and such other duties reasonably related thereto as may be assigned by the Company from time to time.

2.	COMPENSATION

2.1 Monthly Billing. The Company will pay the Executive a salary, before statutory deductions, of $5,000 (CDN) per month, in arrears, on the final business day of each month. In addition, the Company acknowledges that Squall Capital Corp., a company wholly owned by the Executive, and the employees thereof, will continue to provide monthly administrative and support services to the Company on a cost recovery basis. The monthly billings of Squall Capital Corp. will not exceed $20,000 (CDN) per month without approval of the Board.

2.2 Compensation Review. The Board (or its Compensation Committee) will review the Executive’s compensation following the completion of each calendar year and will make any adjustments it determines are reasonable in its opinion, taking into account, but shall not be limited to considering, the Executive’s performance, the financial and operating success of the Company in the preceding 12 months and salaries for comparable positions in the marketplace. The compensation shall not be reduced, except by written agreement signed by the Executive.

2.3 Incentive Plans. The Executive shall be entitled to participate in any incentive programs for the Company’s executives, including, without limiting the generality of the foregoing, share option plans, share purchase plans, stock appreciation rights, profit-sharing or bonus plans (collectively, the “Incentive Plans”). Participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Board in its sole discretion. Except as hereafter specifically set out, the Executive acknowledges that his participation in these Incentive Plans will be to such extent, on such terms and in such amounts as the Board in its sole discretion may decide from time to time, and the Executive shall have no absolute entitlement to such participation. Any bonuses paid will generally be tied to performance of the Company, measured by increased value of the Company or its assets, attributable to the efforts of the Executive (either alone or in conjunction with others).

The Executive agrees that except in respect to share options or other incentive mechanisms which have been granted to the Executive, the Company may substitute, reduce, modify the terms of or eliminate its Incentive Plans from year to year in the sole discretion of the Board or to meet regulatory or relevant stock exchange requirements.

2.4 Expenses. The Executive shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Executive in the discharge of his duties for the Company. The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

2.5 Accelerated Vesting. Notwithstanding the provision of any plan or agreement but subject to any required approval of the Exchange, which the Company will take all reasonable steps to promptly obtain, upon the announcement of any form of transaction which, if completed, would constitute a Change of Control (as defined herein), all granted share options of the Executive which have not vested shall be deemed to be fully vested and exercisable so as to permit the Executive to exercise such options and participate in the Change of Control transaction in respect of the shares thereby acquired.

2.6 Statutory Deductions. All compensation payable to the Executive pursuant to this Agreement will be payable in accordance with the Company’s normal payroll practices and will be subject to all statutory deductions that the Company is required to make and remit. Notwithstanding the foregoing, the Executive shall be responsible for the payment of, and shall indemnify and save harmless the Company from and against, all federal, provincial and other applicable taxes assessed (and any penalties related thereto) on any income received or deemed to have been received by the Executive under this Agreement in excess of those amounts withheld by the Company.

3.	ADDITIONAL OBLIGATIONS OF THE EXECUTIVE

3.1 Time. The Executive shall devote as much of his working time to the business and affairs of the Company and its subsidiaries as is reasonably necessary to perform his duties hereunder. The Company and the Board acknowledge that the Executive is, or may be, engaged by other public companies in similar executive capacities, and consent to the same to the extent such activities do not interfere with any of the Executive’s fiduciary or contractual duties to the Company.

3.2 Confidential. The Executive will not, at any time, or in any manner, during the continuance of the Executive’s employment hereunder or thereafter, divulge any of the confidential information or secrets of the Company, including but not limited to information about prospective oil and gas properties in which the Company or its affiliates has or is proposing to acquire an interest (collectively, the “Confidential Information”), to any person or persons, except as required to carry out the Executive’s duties. During the continuation of the Exectuive’s employment or thereafter for a period of three years, the Executive shall not use or attempt to use any Confidential Information which the Executive may acquire in the course of this employment for his own benefit or that of any other person, directly or indirectly. The provisions of this section will survive the termination of this Agreement.

3.3 Business Opportunities. The Executive agrees to promptly communicate to the Company all material business opportunities which come to the Executive in his capacity with the Company during the continuance of this Agreement and to deliver to and assign ownership of the same to the Company to become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same. The provisions of this section will survive the termination of this Agreement.

4.	TERMINATION

4.1 Termination by Executive without Good Cause. The Executive may terminate this Agreement without Good Cause by giving the Company at least three months advance written notice, in which event, subject to section 4.5, the Executive shall not be entitled to any termination payment but shall be entitled to receive compensation earned to the date of termination and payment of any reimbursable expenses.

4.2 Termination by Company Without Cause and by Executive for Good Cause. The Company may terminate this Agreement and the engagement of the Executive without cause at any time by notice in writing stating the last day of employment (the “Termination Date”), and the Executive may resign on two weeks’ written notice (the end of such notice also being the “Termination Date”) for “Good Cause” (as defined below). In either event, the Company shall be obligated to pay the Executive, on the Termination Date, an amount equal to $500,000.

4.3 Good Cause Defined: As used herein, “Good Cause” means the occurrence of one of the following events without the Executive’s express written consent:

(a)	the assignment by the Company to the Executive, without the Executive’s consent, of any substantial new or different duties inconsistent with the Executive’s positions, duties, responsibilities and status with the Company immediately prior to such change in assigned duties;

(b)	a material reduction in the Executive’s responsibilities, without the Executive’s consent, except as a result of the Executive’s death or disability;

(c)	a reduction by the Company in the Executive’s compensation not agreed to by the Executive;

(d)	the requirement by the Company that the Executive be based anywhere other than within a 50 kilometer radius of the Executive’s then current location; or

(e)	the failure by the Company to continue in effect, or a material change in the terms of the Executive’s participation in benefits under any Incentive Plan, the effect of which would be to materially reduce the total value, in the aggregate, of the benefit to the Executive under the Incentive Plan.

4.4 Termination for Cause. The Company may at any time terminate the employment of the Executive and this Agreement for cause. Without limiting the generality of the foregoing, cause shall include:

(a)	an act of fraud or material dishonesty by or involving the Executive;

(b)	willful neglect of the Executive’s duties; and

(c)	if the conduct of the Executive is determined by the Board, which determination shall be made in a bona fide and reasonable manner, to be detrimental to the business of the Company and if the Executive persists in such conduct after being informed of the Board’s determination.

In any such event, the Executive shall not be entitled to any compensation or notice, but shall be entitled to receive the compensation earned to the date of termination and payment of any reimbursable expenses.

4.5 Termination After a Change of Control. Notwithstanding any other provision in this Agreement, if within 12 months following a Change of Control of the Company (as defined below), the Executive’s employment is terminated by the Company other than pursuant to section 4.4, or the Executive resigns with or without Good Cause at any time within 6 months after a Change of Control, in either case, the Executive will receive a termination payment of $500,000. The provisions of this section will survive the termination of this Agreement.

4.6	Change of Control Defined: In this Agreement, “Change of Control” means:

(a)	the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act (British Columbia), of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 20% or more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

(b)	the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board or the election of a majority of directors to the Board who were not nominees of the Company’s incumbent Board at the time immediately preceding such election; or

(c)	consummation of a sale of all or substantially all of the assets of the Company; or

(d)	the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) (b) or (c) above.

4.7 Bonus on Sale. Notwithstanding the above, in the event the Company sells all or substantially all of the assets of the Company, and the Executive’s engagement is not terminated by the Company, the Executive shall be entitled to a bonus pursuant to section 2.3 commensurate with the value received by the Company, as determined by the Board. The Executive shall be entitled to payment of the amount determined under this section or section 4.5, whichever is greater, but not both.

4.8 No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for in this Part 4 by seeking other work or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Executive as the result of working for or with any other party after the date of termination, or otherwise.

4.9 Return of Property. On the cessation of employment for any reason, the Executive agrees to deliver to the Company all documents, financial statements, records, plans, drawings and papers of every nature, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in the Executive’s possession or control.

4.10 Right to Deduct. The Company shall have the right to offset any money properly due by the Executive to the Company against any amounts payable by the Company to the Executive under this Agreement.

4.11 Options on Termination. If permitted by applicable laws and regulatory authorities (which consent the Company will attempt to obtain but without warranty that such consent is obtainable) all stock option grants to the Executive will provide that share options vested at the effective date of termination under section 4.1, 4.2 or 4.5 may be exercised at any time and from time to time within 30 days after such date.

4.12 Incapacity. If the Executive becomes:

(a)	temporarily disabled before termination of his engagement hereunder, the Company and its subsidiaries will pay the Executive his monthly compensation to which he is otherwise entitled pursuant to section 2.1 above provided the Executive exercises reasonable efforts to return to his duties as soon as practicable until such time as the Executive is eligible for long term disability benefits (if any); or

(b)	permanently disabled (which shall refer to any disability resulting in the Executive being unable to perform substantially all of his employment duties for more than 120 consecutive days or more than 120 days in any calendar year), the Company may forthwith terminate this Agreement, and the Executive will thereafter be paid (by the Company or by a corporation entitled to issue annuity contracts engaged by the Company), for the one-year period commencing on such termination, on the last business day of each month following the date of termination of the employment, an amount equal to the amount of the monthly salary under section 2.1 at the time of such termination. Such payments shall be in lieu of all amounts otherwise payable to the Executive, including under section 4.2, 4.5 or any other section of this Agreement.

4.13 Death. During the term of this Agreement, the Company will maintain a life insurance policy with an initial term of not less than 10 years from the date of this Agreement that will pay, upon the death of the Executive, a lump sum payment of $500,000 to such person or persons as the Executive may have designated by notice to the Company, or failing any such designation to the estate or legal representatives of the Executive.

4.14 Release. In exchange for the payments made by the Company to the Executive under any section in this Part 4, the Executive or, if applicable, the executors of the estate of the Executive or other legal representatives of the Executive, will deliver to the Company a full and final release of all claims arising on such termination. The provisions of this section will survive the termination of this Agreement.

5.	SUCCESSORS OR ASSIGNS

5.1 Successors. This Agreement shall ensure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company, for the performance by the Company of its obligations under this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and in addition to all other remedies available to the Executive, the Executive shall be entitled to deliver a notice of termination under section 4.2 at any time within the four month period following such succession and to receive the payments and to exercise the rights in such section accordingly.

5.2 Assignment. The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliates of the Company (as defined in the B.C. Business Corporations Act) on written notice to the Executive, provided there is no material change to the Executive’s terms of employment. The Company shall remain jointly and severally liable to the Executive with such assignee. The Executive shall not be entitled to assign, pledge or grant a security interest in any obligation of the Company to make payment hereunder.

5.3 Benefit Binding. This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Executive’s legal representatives, executors, administrator, successors, and heirs. If the Executive dies while any amounts are still payable to the Executive under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, and heirs or to the Executive’s estate, as applicable.

6.	MISCELLANOUS

6.1 Applicable Laws. This Agreement and the employment of the Executive shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof and without reference to the laws of any other jurisdiction.

6.2 Time. Time shall be of the essence of this Agreement.

6.3 Entire Agreement. Except as specifically provided in section 2.1, this Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof. This Agreement may only be amended or modified in writing signed by the parties.

6.4 Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the fifth business day following the date of mailing thereof, provided that if that shall be at the time of mailing or within five business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by mail, then the notice shall only be effective if actually delivered.

6.5 Waiver. The waiver by the Executive or by the Company of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

6.6 Execution and Delivery. This Agreement may be executed in counterparts and delivered by e-mail or by fax, each of which shall be deemed to be an original and both of which shall constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

LYNDEN ENERGY CORP.

/s/ Richard Andrews
Authorized Signatory

Executed by the above named Executive	)
in the presence of:	)
)
Harvey Keats	)
(name))		/s/ Colin Watt
	)	COLIN WATT
/s/ Harvey Keats	)
(signature))